Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Current Report on Form 8-K/A (Amendment No. 2) of Tribute Pharmaceuticals Canada Inc. of our report dated October 29, 2015 relating to the statements of revenue and related expenses related to the rights to Fiorinal, Fiorinal C, Visken and Viskazide Products in Canada of Novartis Pharma AG and Novartis AG.

PricewaterhouseCoopers AG

/s/ Martin Kennard	/s/ Steve Johnson
Martin Kennard	Steve Johnson

Basel, Switzerland, October 29, 2015

PricewaterhouseCoopers AG, St. Jakobs-Strasse 25, Postfach, CH-4002 Basel, Switzerland
Telephone: +41 58 792 51 00, Facsimile: +41 58 792 51 10, www.pwc.ch

PricewaterhouseCoopers AG is a member of the global PricewaterhouseCoopers network of firms, each of which is a separate and independent legal entity.